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                                                                     EXHIBIT 5.1

                                                   HUNTON & WILLIAMS LLP
                                                   RIVERFRONT PLAZA, EAST TOWER
                                                   951 EAST BYRD STREET
                                                   RICHMOND, VIRGINIA 23219-4074

                                                   TEL 804 - 788 - 8200
                                                   FAX 804 - 788 - 8218

February 15, 2006                                  File No. 48066.000200

Board of Directors
Equity Inns, Inc.
7700 Wolf River Boulevard
Germantown, Tennessee 38138

                                Equity Inns, Inc.
    Issuance of 2,400,000 Shares of 8.00% Series C Cumulative Preferred Stock

Ladies and Gentlemen:

     We have acted as special counsel to Equity Inns, Inc., a Tennessee corporation (the "Company"), in connection with the issuance and sale of 2,000,000 shares (the "Placement Shares") of 8.00% Series C Cumulative Preferred Stock of the Company, $0.01 par value per share (the "Preferred Shares"), pursuant to the placement agreement (the "Placement Agreement"), dated February 8, 2005, by and among the Company, Equity Inns Partnership, L.P., a Tennessee limited partnership (the "Partnership"), Equity Inns Trust, a Maryland real estate investment trust (the "Trust"), and A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as placement agent, and the issuance and sale of 400,000 Preferred Shares (the "Underwritten Shares," and, together with the Placement Shares, the "Shares"), pursuant to the underwriting agreement (the "Underwriting Agreement"), dated February 10, 2006, by and among the Company, the Partnership, the Trust and A.G. Edwards, as underwriter. The Shares will be issued pursuant to Post-Effective Amendment No. 3 to the Company's Registration Statement on Form S-3 (Registration No. 333-117421) as filed by the Company with the Securities and Exchange Commission on October 15, 2004 (the "Registration Statement").

     In connection with the foregoing, we have examined the following:

     (i) the Registration Statement;

     (ii) the Company's Second Amended and Restated Charter filed with the Secretary of State of the State of Tennessee on October 20, 1997, as amended on May 26, 1998 and as further amended by the Company's Articles of Amendment Fixing the Rights and Preferences of a Series of Shares of Preferred Stock filed with the Secretary of State of the State of Tennessee on June 25, 1998 and as amended by the Company's Articles of Amendment Fixing the Rights and Preferences of a Series of Shares of Preferred Stock filed with the Secretary of State of the State of Tennessee on August 7, 2003 and as amended by the Company's Articles of Amendment Fixing the Rights and Preferences of a Series of Shares of Preferred Stock filed with the Secretary of State of the State of Tennessee on February 14, 2006, as certified as of the date hereof by the Secretary of the Company (collectively, the "Charter");

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Board of Directors
Equity Inns, Inc.
February 15, 2006
Page 2


     (iii) the Company's Bylaws, as certified as of the date hereof by the Secretary of the Company (the "Bylaws"); and

     (iv) the Joint Action on Unanimous Written Consent of the Directors and Trustees of the Company and Equity Inns Trust, respectively, dated as of February 7, 2006, the Action on Unanimous Written Consent of the Placement Shares Pricing Committee of the Board of Directors of the Company (the "Board"), dated as of February 10, 2006 and the Action on Unanimous Written Consent of the Underwritten Shares Pricing Committee of the Board, dated as of February 10, 2006.

     For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

     We do not purport to express an opinion on any laws other than those of the State of Tennessee.

     Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that the issuance of the Shares has been duly authorized and, if and when issued in accordance with the Placement Agreement and the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

     This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

                                        Very truly yours,


                                        /s/ Hunton & Williams LLP

07853/08462/08560/09585